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                                                                      EXHIBIT 99


                  Contact: Laurie McMahon, Investor Relations
                             (312) 444-7811    or
                         Sue Rageas, Public Relations
Release #01487               (312) 444-4279               www.northerntrust.com
                                                          ---------------------


FOR IMMEDIATE RELEASE
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                  NORTHERN TRUST ANNOUNCES QUARTERLY DIVIDEND;
                      SHARE REPURCHASE AUTHORITY INCREASED

(CHICAGO, May 18, 1999) Northern Trust Corporation today announced the declaration of a quarterly cash dividend on shares of its common stock in the amount of 24 cents per share, payable July 1, 1999 to holders of record as of June 10, 1999.

     The Corporation also announced today that its Board of Directors increased the Corporation's common stock buy-back authorization by approximately 4.9 million shares, thus allowing the purchase in the future of up to an aggregate of 6.0 million shares of the Corporation's common stock. The shares may be repurchased from time to time in open market purchases, and would be held as treasury shares and used for general corporate purposes. Since authorization under the buy-back program was last increased to 5 million shares in late 1996, the Corporation has repurchased a total of approximately 3.9 million shares.

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